Exhibit 99.1

FOR IMMEDIATE RELEASE

Ruth’s Chris Steak House, Inc. Reports Third Quarter Financial Results

Orlando, Florida—November 14, 2005—Ruth’s Chris Steak House, Inc. (Nasdaq: RUTH) today reported results for its third quarter ended September 25, 2005. Highlights for the third quarter were as follows:

•	Total revenue increased 10.1% to $46.5 million from $42.2 million a year ago.
•	GAAP earnings increased to $0.4 million, or $0.02 per diluted share, from a loss of ($4.6) million, or ($0.39) per diluted share in the third quarter of 2004.
•	Pro forma net income increased to $2.6 million, or $0.11 per diluted share, compared to $2.1 million, or $0.09 per diluted share last year. (See the fifth paragraph below for a description of pro forma adjustments and reasons for inclusion. Also see reconciliation of pro forma net income to GAAP net income in the financial tables that follow.)
•	Comparable restaurant sales increased 10.7% at company-owned restaurants (excluding the New Orleans and Metairie, Louisiana locations which were damaged during Hurricane Katrina) and 3.0% at franchised restaurants.
•	Operating income, which included $1.2 million in hurricane and relocation costs in this year’s third quarter, was flat to last year at $3.3 million. Excluding the aforementioned costs, operating income increased 37.7% to $4.5 million quarter over quarter.
•	Food and beverage costs as a percentage of restaurant sales were 200 basis points lower compared to last year, primarily driven by lower meat, dairy and produce costs.
•	Restaurant operating costs as a percentage of sales were 90 basis points higher compared to the prior year period due to increased management staffing related to new restaurant openings and training, employee benefit costs, and utility costs.
•	One company-owned and one franchised restaurant opened during the third quarter of 2005 in Roseville, California and Atlantic City, New Jersey respectively.

Total revenue, which includes company-owned restaurant sales and franchise income, increased 10.1% to $46.5 million in the third quarter compared to $42.2 million in the year-ago period. Company-owned restaurant sales for the quarter grew 9.5% to $43.9 million from $40.1 million last year, primarily as a result of strong comparable restaurant sales and the opening of one new restaurant location. Company-owned restaurant sales were negatively impacted by the loss of 71 hurricane-related closure days in the third quarter of 2005, versus 82 hurricane-related closure days in the year ago period.

Company-owned comparable restaurant sales increased 10.7%, excluding the company’s New Orleans and Metairie, Louisiana locations damaged by Hurricane Katrina. Approximately 40% of this increase was attributable to increased entrée volume, with the remainder due to higher per entrée spending. The per entrée spending was driven by a shift in meal period and mix, as well as a 3% price increase taken in August 2005. Third quarter 2005 comparable growth was also partially offset by 13 lost operating days versus 82 lost operating days in last year’s third quarter.

Franchise income increased 20.6% to $2.5 million versus $2.1 million in the prior year period due to a 3% increase in comparable restaurant sales and three additional franchisee-owned restaurants in operation versus last year.

Craig Miller, President and CEO of Ruth’s Chris Steak House stated, “Despite the unprecedented challenges we faced in the third quarter as a result of Hurricane Katrina, we were very pleased with our core operating performance and the underlying fundamentals of our business. Our robust comparable sales growth was especially noteworthy, in light of the formidable 10.9% year-ago comparison and a somewhat uncertain consumer spending environment. Fortunately, we were able to react to our circumstances quickly, manage costs, and drive significant profitability at the operating line.”

GAAP net income was $0.4 million in the third quarter of 2005, or $0.02 per diluted share, compared to a net loss of ($4.6) million, or ($0.39) per diluted share in the third quarter of 2004. Pro forma diluted net income for the period, a measure that management believes provides shareholders with better comparability, increased 27.5% to $2.6 million, or $0.11 per diluted share, versus $2.1 million, or $0.09 per diluted share. Pro forma net income calculations reflect the Company’s post IPO capitalization structure and, as such, give effect to the redemption that occurred upon the IPO of all of the Company’s senior and junior preferred stock and accretion of preferred dividends for the periods presented. Pro forma net income also excludes hurricane costs, discontinued operations, adjusts interest expense to reflect the post IPO capital structure as if it had been in place for the full period and applies the company’s annual effective income tax rate. These pro forma calculations provide meaningful supplemental information of the Company’s operating results on a basis comparable with that of future periods. A comparison of the computation of GAAP net income per share to pro forma net income per share is included in the attached financial tables.

Mr. Miller concluded, “The performance of our newest restaurants continue to meet or exceed our internal performance measures and further demonstrate the attractiveness and portability of our brand. To that point, we are fully confident in our ability to execute on our growth plan for the remainder of the year and 2006, and continue to provide our guests with the world class dining experience they have come to expect from Ruth’s Chris Steak House.”

Fourth Quarter 2005 & Full Year 2006 Guidance

For the fourth quarter of 2005, the Company expects to add two new company-owned restaurants in Boston, MA and Sacramento, CA, and one franchised restaurant in Charlotte, NC. Boston, MA and Charlotte, NC have already opened. Based on the Company’s performance to date and management’s current outlook, the Company anticipates fourth quarter comparable restaurant sales to increase approximately 4.5% to 5.5%. The Company anticipates fully diluted earnings per share for the fourth quarter of between $0.17 to $0.19, excluding additional hurricane and relocation costs and the write-off of deferred debt issuance costs related to the new credit facility completed in fiscal October.

As reported previously, four company-owned restaurants in southern Florida were temporarily closed due to Hurricane Wilma. The restaurants sustained only minimal damage and all have reopened with a combined loss of 21 operating days. The Company’s franchise location in Cancun, Mexico still remains closed as a result of Hurricane Wilma.

For the full year 2006, the Company expects comparable restaurant sales to increase approximately 3% to 4%. The Company anticipates opening 11-15 new restaurants in 2006, including 6-8 company-owned and 5-7 franchised locations. With consideration given for restaurants closed as a result of Hurricane Katrina and the relocation of the Company’s corporate office, management anticipates fully diluted earnings per share for 2006 of $0.80 to $0.85, excluding the impact of the adoption of Statement of Financial Accounting Standards No. 123R Share Based Compensation (SFAS No. 123R). The impact of SFAS No. 123R for 2006 is expected to be $0.02 to $0.03 per diluted share.

Conference Call

The Company will host a conference call to discuss third quarter 2005 financial results today at 5:30 PM Eastern Time. Hosting the call will be Craig S. Miller, President and Chief Executive Officer, and Thomas J. Pennison Jr., Chief Financial Officer.

The conference call can be accessed live over the phone by dialing 1-800-289-0572, or for international callers by dialing 1-913-981-5543. A replay will be available one hour after the call and can be accessed by dialing 1-888-203-1112 or 1-719-457-0820 for international callers; the password is 3830724. The replay will be available until November 21, 2005. The call will be webcast live from the Company’s website at www.ruthschris.com under the investor relations section.

About the Company

Founded in New Orleans by Ruth Fertel in 1965, Ruth’s Chris Steak House, Inc. is one of the largest upscale steak house companies in the U.S., as measured by the total number of company-owned and franchise-owned restaurants, with 90 locations worldwide. Ruth’s Chris specializes in USDA Prime grade steaks served in Ruth’s Chris signature fashion—“sizzling.” Information about Ruth’s Chris is available at www.ruthschris.com.

Forward-Looking Statements

Some of the statements in this release that are not historical facts and relate to future results and events, including, without limitation, statements regarding our ability to reopen restaurants that have closed and open new restaurants, are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These statements are based upon our current beliefs and expectations and involve risks and uncertainties. Actual results may vary materially from those contained in forward-looking statements based on a number of factors including, without limitation, the impact of weather including the effects of Hurricanes Katrina and Wilma, and the risks identified as “risk factors” in our registration statement on Form S-1 (File No. 333-124285), as amended, and the other factors identified from time to time in our filings with the Securities and Exchange Commission, all of which are available at www.sec.gov. Investors should take these risks into account when making investment decisions. Shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We undertake no obligation to update any forward-looking statements.

RUTH’S CHRIS STEAK HOUSE, INC AND SUBSIDIARIES

Condensed Consolidated Income Statements - Unaudited

(dollar amounts in thousands, except share and per share data)

	13 Weeks Ending		39 Weeks Ending
	September 26,	September 25,	September 26,	September 25,
	2004	2005	2004	2005
Revenues:
Restaurant sales	$40,058	43,862	$132,449	147,639
Franchise income	2,080	2,509	6,851	7,790
Other operating income	76	104	293	366

Total revenues	42,214	46,475	139,593	155,795
Costs and expenses:
Food and beverage costs	13,313	13,678	45,682	45,838
Restaurant operating expenses	19,427	21,677	60,708	68,039
Marketing and advertising	1,607	586	5,153	5,254
General and administrative costs	2,813	3,726	7,945	10,448
Depreciation and amortization expenses	1,571	1,612	4,830	4,829
Hurricane and relocation costs	—	1,191	—	1,191
Pre-opening costs	192	665	223	905

Operating income	3,291	3,340	15,052	19,291
Other income (expense):
Interest expense, net	(2,168)	(1,437)	(7,978)	(7,205)
Accrued dividends and accretion on mandatorily redeemable senior preferred stock	(1,194)	(305)	(3,582)	(1,891)
Other	46	59	185	139

Income (loss) from continuing operations before income tax expense	(25)	1,657	3,677	10,334
Income tax expense	(3)	741	381	3,307

Income (loss) from continuing operations	(22)	916	3,296	7,027
Discontinued operations, net of income tax benefit	3,282	(313)	3,685	426

Net income (loss)	$(3,304)	1,229	$(389)	6,601

Less dividends earned on junior preferred stock and warrant expense	1,317	861	3,951	3,706

Net income (loss) available to common shareholders	$(4,621)	368	$(4,340)	2,895

Basic earnings (loss) per share:
Continuing operations	$(0.11)	—	$(0.06)	0.20
Discontinued operations	(0.28)	0.02	(0.31)	(0.03)

Basic earnings (loss) per share	$(0.39)	0.02	$(0.37)	0.17

Diluted earnings (loss) per share:
Continuing operations	$(0.11)	—	$(0.06)	0.20
Discontinued operations	(0.28)	0.02	(0.31)	(0.03)

Diluted earnings (loss) per share	$(0.39)	0.02	$(0.37)	0.17

Shares used in computing net income (loss) per common share:
Basic	11,746,868	22,730,834	11,746,868	16,268,775

Diluted	11,746,868	23,338,454	11,746,868	16,876,395

RUTH’S CHRIS STEAK HOUSE, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(dollar amounts in thousands, except share data)

	December 26, 2004	September 25, 2005
Assets		(unaudited)
Current assets:
Cash and cash equivalents	$3,906	12,616
Accounts receivable, less allowance for doubtful accounts 2004—$275; 2005—$328 (unaudited)	5,030	11,786
Inventory	3,665	3,400
Prepaid expenses and other	2,179	2,308
Deferred income taxes	771	817

Total current assets	15,551	30,927

Property and equipment, net	52,739	58,131
Goodwill	30,533	30,533
Deferred income taxes	9,278	8,563
Assets held for sale	2,100	—
Other assets	3,281	2,168

Total assets	$113,482	130,322

Liabilities and Shareholders’ Equity (Deficit)
Current liabilities:
Current maturities of long-term debt	$—	—
Accounts payable and accrued expenses	18,577	31,096
Deferred revenue	14,692	11,901
Other current liabilities	452	534

Total current liabilities	33,721	43,531

Long-term debt	80,931	38,500

Mandatorily redeemable senior preferred stock (liquidation preference of $39,986 at December 26, 2004 and $0 at September 25, 2005 (unaudited))	39,857	—
Deferred rent	9,767	11,490
Other liabilities	719	266

Total liabilities	164,995	93,787

Commitments and contingencies (Note 6)
Shareholders’ equity (deficit):

Junior preferred stock, par value $.01 per share; 92,000 shares authorized, 72,537 shares issued and outstanding at December 26, 2004 and no shares authorized, issued and outstanding at September 25, 2005 (unaudited)	72,537	—

Common stock, par value $.01 per share; 100,000,000 shares authorized, 11,543,889 shares issued and outstanding at December 26, 2004, 23,015,788 shares issued and outstanding at September 25, 2005 (unaudited)	115	230
Additional paid-in capital	5,548	163,169
Accumulated deficit	(129,713)	(126,864)

Total shareholders’ equity (deficit)	(51,513)	36,535

Total liabilities and shareholders’ equity (deficit)	$113,482	130,322

RUTH’S CHRIS STEAK HOUSE, INC AND SUBSIDIARIES

Proforma Net Income and Proforma Diluted Earnings Per Share

(dollar amounts in thousands, except share and per share data)

	13 Weeks Ending		39 Weeks Ending
	September 26, 2004	September 25, 2005	September 26, 2004	September 25, 2005
Net income (loss) available to common shareholders, as reported	$(4,621)	368	$(4,340)	2,895
Dividends earned on junior preferred stock and warrant expense	1,317	861	3,951	3,706
Discontinued operations, net of income tax benefit	3,282	(313)	3,685	426
Income tax expense	(3)	741	381	3,307

Income (loss) from continuing operations before income tax expense, as reported	$(25)	1,657	$3,677	10,334
Accrued dividends and accretion on mandatorily redeemable senior preferred stock, as reported	1,194	305	3,582	1,891
Hurricane and relocation costs, as reported	—	1,191	—	1,191
Interest Expense, as reported	2,168	1,437	7,978	7,205
Proforma interest expense assuming initial public offering occurred on the first day of period	(1,027)	(707)	(3,159)	(2,121)

Proforma Adjustments	2,335	2,226	8,401	8,166
Proforma Income from continuing operations before income tax expense	2,310	3,883	12,078	18,500
Proforma Income tax expense (using annualized effective tax rate)	239	1,243	1,252	5,920

Proforma Net Income	$2,070	2,640	$10,826	12,580

Proforma Diluted earnings per share from Continuing Operations	$0.09	0.11	$0.64	0.75

Share base used in Proforma Diluted per share calculation	23,338,454	23,338,454	16,876,395	16,876,395